Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 65 to Registration Statement No. 811-04861 on Form N-1A of our report dated February 25, 2009 relating to the financial statements and financial highlights of Fidelity Garrison Street Trust, including Fidelity VIP Investment Grade Central Fund, appearing in the Annual Report to Shareholders on Form N-CSR of Fidelity Garrison Street Trust for the year ended December 31, 2008, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

February 25, 2009